Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

August 23, 2007	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. REPORTS 2Q AND FIRST HALF 2007 FINANCIAL RESULTS

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced financial results for its second quarter and first half ended August 4, 2007.

Note: the 53rd week in fiscal 2006 created a timing shift in the 4-5-4 calendar for fiscal 2007, resulting in a one-week difference between Stein Mart’s fiscal reporting periods and comparable store sales reporting periods. This timing shift negatively impacted total net sales for the second quarter of 2007, but the net effect for the first six months of the year was slightly positive.

Second Quarter of 2007

For the 13-week second quarter of 2007, the Company earned $2.2 million or $0.05 per diluted share as compared to net income of $8.3 million or $0.19 per diluted share in 2006. Net sales decreased 1.7 percent to $330.7 million for the 13 weeks ended August 4, 2007 from $336.3 million for the 13 weeks ended July 29, 2006. Comparable store sales for the 13 weeks ended August 4, 2007 decreased 1.2 percent from the 13 weeks ended August 5, 2006.

Gross profit declined to $86.2 million or 26.1 percent of sales in the second quarter of 2007 compared to $94.0 million or 28.0 percent of sales in the same period last year. The gross profit rate decreased primarily due to higher markdowns, somewhat offset by increased mark-up. Gross profit also suffered from a lack of leverage on lower sales, as well as increased buying costs, primarily from share-based compensation.

Selling, general and administrative (SG&A) expenses were $87.7 million or 26.5 percent of sales as compared to $84.8 million or 25.2 percent of sales during the same period last year. The SG&A rate was higher due to a lack of leverage on lower sales, and reflected increases in store operating expenses, depreciation, advertising, and share-based compensation.

First Half of 2007

For the first six months of 2007, the Company earned $10.3 million or $0.24 per diluted share as compared to net income of $15.9 million or $0.36 per diluted share in 2006. Net sales increased 0.8 percent to $706.9 million for the 26 weeks ended August 4, 2007 from $701.1 million for the 26 weeks ended July 29, 2006. Comparable store sales for the 26 weeks ended August 4, 2007 decreased 1.6 percent from the 26 weeks ended August 5, 2006.

Gross profit declined slightly to $191.1 million or 27.0 percent of sales in the first half of 2007 compared to $191.6 million or 27.3 percent of sales in the same period last year. Merchandise margins increased slightly as higher mark-up was mostly offset by increased markdowns, but the gross profit rate decreased due to a lack of sales leverage and increased buying costs, primarily from share-based compensation.

Selling, general and administrative (SG&A) expenses were $185.1 million or 26.2 percent of sales as compared to $175.3 million or 25.0 percent of sales during the same period last year. The SG&A rate was higher due to a lack of leverage on lower sales, and reflected increases in store operating expenses, depreciation, advertising, and share-based compensation.

“We were disappointed by our performance in the second quarter, and remain concerned about the constrained selling environment in an uncertain economy,” said Michael D. Fisher, president and chief executive officer of Stein Mart, Inc. “We are taking a very conservative posture in terms of inventory management and continue to look for every opportunity to improve our productivity.”

Guidance for Third Quarter 2007

Based on current unfavorable selling trends, management expects comparable store sales to decrease (2) to (4) percent for the quarter ending this year on November 3, 2007. With lowered sales, there will be negative pressure on gross margin, and although certain controllable expenses have been reduced, those savings will be offset by the costs associated with new and recently-opened stores that are not yet in the comparable store sales base.

Based on these variables, management expects to report a loss of $(0.03) to $(0.06) per share for the quarter ending November 3, 2007.

Store Network Update

As of August 4, 2007, the Company operated 270 stores as compared to 261 stores at the same time last year.

Two stores were opened and one was relocated in the first quarter of the year; no new stores opened in the second quarter. Thirteen new store openings, one relocation and two store closings are planned to take place in the third quarter. One of those openings (Charlotte, NC) and the relocation (Roanoke, VA) took place last week.

Other new stores for the fall season include additional stores in markets of Raleigh, NC; St. Louis, MO; Nashville, TN; Las Vegas, NV; Dallas, TX and two additional stores in Cleveland, OH; as well as entry locations in Jupiter, FL, Chantilly, VA; Rochester, NY and two suburban New Jersey communities (Succasunna and Franklin Park).

The third quarter openings will complete the Company’s store opening/closing activity for the year. In 2007, the Company will have opened 15 new stores, relocated two stores and closed two stores, for a total of 281 stores in operation at year-end, compared to 268 at the same time in 2006.

Dividend and Stock Repurchase Update

The Board of Directors has declared a quarterly dividend of $0.0625 per common share payable on September 21, 2007 to stockholders of record at the close of business on September 7, 2007.

In the second quarter of 2007, the Company repurchased one million shares of stock at a cost of $13.2 million. So far this year, the Company has repurchased a total of 1.2 million shares of stock at a cost of $16.2 million.

Conference Call with Management

Management will discuss these financial results and the Company’s perspective on the fall season in a conference call with financial analysts today (August 23, 2007) at 10:00 a.m. ET. The call may be heard on the investor relations portion of Stein Mart’s website at http://ir.steinmart.com, and a recording of the call will remain on the website until the end of the month.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to New York, Stein Mart’s focused assortment of merchandise features moderate to designer brand-name apparel for women and men, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>> Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	on-going competition from other retailers

•	changes in consumer spending due to current events and/or general economic conditions

•	the effectiveness of advertising, marketing and promotional strategies

•	unanticipated weather conditions and unseasonable weather

•	changing preferences in apparel

•	adequate sources of merchandise at acceptable prices

•	availability of new store sites at acceptable lease terms

•	the Company’s ability to attract and retain qualified employees to support planned growth

•	ability to successfully implement strategies to exit or improve under-performing stores

•	disruption of the Company’s distribution system

•	acts of terrorism

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

SMRT-F

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share data)

	August 4, 2007	February 3, 2007	July 29, 2006
ASSETS
Current assets:
Cash and cash equivalents	$16,853	$17,560	$21,559
Short-term investments	—	10,835	5,000
Trade and other receivables	9,999	10,164	11,303
Inventories	272,447	290,943	266,543
Prepaid income taxes	2,445	—	762
Prepaid expenses and other current assets	16,290	14,531	13,901

Total current assets	318,034	344,033	319,068
Property and equipment, net	113,732	113,254	104,795
Other assets	30,305	23,064	18,624

Total assets	$462,071	$480,351	$442,487

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,270	$83,243	$84,864
Accrued liabilities	71,794	78,522	70,136
Income taxes payable	—	7,483	—

Total current liabilities	134,064	169,248	155,000
Notes payable to banks	14,341	—	—
Other liabilities	27,887	22,931	17,483

Total liabilities	176,292	192,179	172,483

COMMITMENTS AND CONTINGENCIES
Stockholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 42,925,584, 43,736,720 and 43,676,810 shares issued and outstanding, respectively	429	437	437
Additional paid-in capital	14,516	21,803	19,497
Retained earnings	270,834	265,932	250,070

Total stockholders’ equity	285,779	288,172	270,004

Total liabilities and stockholders’ equity	$462,071	$480,351	$442,487

Stein Mart, Inc.

Consolidated Statements of Income

(Unaudited)

(In thousands, except for share data)

	13 Weeks Ended August 4, 2007	13 Weeks Ended July 29, 2006	26 Weeks Ended August 4, 2007	26 Weeks Ended July 29, 2006
Net sales	$330,739	$336,304	$706,858	$701,135
Cost of merchandise sold	244,541	242,298	515,750	509,543

Gross profit	86,198	94,006	191,108	191,592
Selling, general and administrative expenses	87,712	84,790	185,123	175,326
Other income, net	5,255	3,441	10,634	7,594

Income from operations	3,741	12,657	16,619	23,860
Interest income (expense), net	(43)	233	84	1,124

Income before income taxes	3,698	12,890	16,703	24,984
Provision for income taxes	1,503	4,578	6,396	9,113

Net income	$2,195	$8,312	$10,307	$15,871

Net income per share:
Basic	$0.05	$0.19	$0.24	$0.37

Diluted	$0.05	$0.19	$0.24	$0.36

Weighted-average shares outstanding:
Basic	42,547	43,245	42,894	43,236

Diluted	43,070	43,985	43,491	44,029

Stein Mart, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	26 Weeks Ended August 4, 2007	26 Weeks Ended July 29, 2006
Cash flows from operating activities:
Net income	$10,307	$15,871
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,671	12,248
Impairment of property and other assets	108	—
Store closing charges	175	1,190
Deferred income taxes	(3,446)	(818)
Share-based compensation	4,710	2,188
Tax benefit from equity issuances	266	425
Excess tax benefits from share-based compensation	(237)	(272)
Changes in assets and liabilities:
Trade and other receivables	165	(182)
Inventories	18,496	(755)
Prepaid income taxes	(2,445)	(762)
Prepaid expenses and other current assets	532	(229)
Other assets	(2,497)	(2,486)
Accounts payable	(20,973)	(3,544)
Accrued liabilities	(6,315)	(11,079)
Income taxes payable	(13,091)	(9,892)
Other liabilities	5,602	(526)

Net cash provided by operating activities	4,028	1,377

Cash flows from investing activities:
Capital expenditures	(12,628)	(28,006)
Purchases of short-term investments	(36,580)	(580,925)
Sales of short-term investments	47,415	680,860

Net cash (used in) provided by investing activities	(1,793)	71,929

Cash flows from financing activities:
Borrowings under notes payable to banks	63,689	—
Repayments of notes payable to banks	(49,348)	—
Cash dividends paid	(5,424)	(70,842)
Excess tax benefits from share-based compensation	237	272
Proceeds from exercise of stock options	3,517	1,675
Proceeds from employee stock purchase plan	586	581
Repurchase of common stock	(16,199)	(3,633)

Net cash used in financing activities	(2,942)	(71,947)

Net (decrease) increase in cash and cash equivalents	(707)	1,359
Cash and cash equivalents at beginning of year	17,560	20,200

Cash and cash equivalents at end of period	$16,853	$21,559